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Exhibit 21.1

List of subsidiaries

Name of Entity	State of incorporation	Parent company	Business description	Address
NetBank Payment Systems, Inc.	FL	NetBank	ATM provider for retail and other non-bank businesses	200 Briarwood West Drive Jackson, MS 39206
Market Street Mortgage Corporation	MI	NetBank	Retail prime residential mortgages company	2650 McCormick Drive, Suite 200 Clearwater, FL 33759
Meritage Mortgage Corporation	OR	NetBank, Inc.	Wholesale non-conforming residential mortgages	6000 SW Meadows Road, Suite 500 Lake Oswego, OR 97035
MG Reinsurance Company	VT	NetBank, Inc.	Captive reinsurance company	346 Shelburne Road Burlington, VT 05401
N B Partners, Inc.	GA	NetBank, Inc.	Dormant—may be used for business development purposes	11475 Great Oaks Way, Suite 100 Alpharetta, GA 30022
NetBank	GA	NetBank, Inc.	Federal savings bank	11475 Great Oaks Way, Suite 100 Alpharetta, GA 30022
NetInsurance, Inc.	SC	NetBank, Inc.	Insurance agency	417 Montgomery Street, Suite 405 San Francisco, CA 94104
RBMG, Inc.	DE	Resource Bancshares Mortgage Group, Inc.	Wholesale prime residential mortgage company	9710 Two Notch Road Columbia, SC 29223
Republic Leasing Company, Inc.	SC	Resource Bancshares Mortgage Group, Inc.	Commercial financing company	9711 Two Notch Road Columbia, SC 29223
Resource Bancshares Mortgage Group, Inc.	FL	NetBank	Dormant—former holding company	9712 Two Notch Road Columbia, SC 29223

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  Exhibit 21.1